Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-36097 and 333-109771 on Form S-8 of our report dated April 2, 2007, relating to the financial statements and financial statement schedule of Channell Commercial Corporation and subsidiaries as of and for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, appearing in this Annual Report on Form 10-K of Channell Commercial Corporation and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
April 2, 2007